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                                 EXHIBIT 99.1



NEWS RELEASE
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                       MUTUAL RISK MANAGEMENT ANNOUNCES
                   SALE OF HEMISPHERE MANAGEMENT SUBSIDIARY

          RETAINS INVESTMENT BANKING FIRM TO ASSIST IN RESTRUCTURING

CONTACT:

Robert A. Mulderig, Chairman and CEO
James C. Kelly, Chief Financial Officer
Fran Tucker, Investor Relations
(800) 772-0849 or (441) 295-5688

Hamilton, Bermuda. March 7/th/, 2002 -
Mutual Risk Management Ltd. (NYSE:MM) today announced that it has signed a definitive agreement with The BISYS Group Inc. for the sale of its fund administration business, Hemisphere Management Ltd. Pursuant to the agreement the Company expects to receive cash proceeds from the sale of approximately $110 million and to report a gain on the sale of approximately $100 million after-tax. Completion of the transaction is subject to regulatory approval and other usual terms and conditions. The proceeds of the sale will be used to repay indebtedness and the Company's banks and debenture holders have approved the transaction.

Mutual Risk also announced today that it has retained Greenhill & Co., LLC, an independent global merchant banking firm, to assist in developing a restructuring of its balance sheet.

Mutual Risk also announced today that Mr. Welford Tabor, Mr. Michael Esposito, Ms. Fiona Luck and Mr. Bruce Connell, directors of the Company designated by holders of the Company's 9 3/8% Convertible Debentures, have resigned as directors. An additional director, Mr. William Galtney, also resigned.

Mutual Risk Management Ltd. provides risk management services to clients in the United States, Canada and Europe seeking alternatives to traditional commercial insurance for certain of their risk exposures, as well as financial services to offshore mutual funds and other companies. Mutual Risk Management Ltd. (MM) Common Shares are listed on the New York and Bermuda stock exchanges.

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in these laws. These statements are not guarantees of performance. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the successful closing of the sale of our subsidiary Hemisphere Management Ltd. on the terms and at the price currently anticipated; and (b) the other factors set forth in Mutual Risk's most recent report on Form 10-K and Mutual Risk's other documents on file with the Securities and Exchange Commission. Mutual Risk undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.